GMAC

Commercial Mortgage

Management's Assertion Concerning Compliance

With Minimum Master Servicing Standards

March 17, 2003

As of and for the year ended December 31, 2002, GMAC Commercial Mortgage Corporation has complied, in all material respects, with the minimum master servicing standards set forth in the Company's master servicing standards (Exhibit B), which were derived from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.

As master servicer for the transactions included in Exhibit A, the Company performs certain functions with respect to loan servicing, however, other servicing functions are performed by various subservicers.

As of December 31, 2002, the company was covered by various General Motors Corporation insurance policies providing $400 million of fidelity bond insurance and $400 million of errors and omissions insurance.

Robert D. Feller

Robert D. Feller

Chief Executive Officer

Wayne D. Hoch

Wayne D. Hoch

Executive Vice President and

Chief Financial Officer

Michael I. Lipson

Michael I. Lipson

Executive Vice President, Global Servicing

200 Witmer Road P.O. Box 1015 Horsham, PA 19044 8015